EXHIBIT 2b

MICOR EDC
                                             3541 East Broadway
ELECTRICAL * DATA * COMMUNICATION              Phoenix,AZ 85040
VOICE - DATA SPECIALISTS
                                                   602-276-1996
                                                   FAX 276-0066
                                                   800-264-1996

April 24, 2001


     It is hereby agreed, between Mike Stapleton, President of Ugomedia Interactive Co. and Peggy Milburn, President of Micor EDC, Inc. that Mr. Stapleton will receive the existing furniture at 3200 Polaris #27, 28, & 29, consisting of: 8 desks, 1 conference table, 16 filing cabinets, 4 tables (including end tables), and 34 chairs. In exchange, Mike Stapleton will handle any repairs or upgrades to these same offices and hold Micor EDC, Inc. and Peggy Milburn harmless for any damage that exist either now or at the end of Mike Stapleton's lease period with Equus on these three (3) suites.

     Employees of Micor EDC, Inc. will be coming in 4/27/01 to remove our personal items, and have been instructed not to remove the furniture. They will be taking the refrigerator, dolly, ladder, 15 or so boxes, computer monitors, phone and other misc personal property.

     It is hereby agreed that Mike Stapleton will be allowed to prepossession the above stated property, Saturday 4/28/001 and not before. And that any damages caused during 4/28 and 5/1 will be the responsibility of Mr. Stapleton.
If there is damage done by the employees of Micor EDC, Inc., that Mr. Stapleton will require repairs it is hereby agreed that Mr. Stapleton will not prepossess on the weekend of 4/28 until this problem is dealt with.

     Micor EDC. Will be turning off power as of Monday
4/30/01, a letter has been faxed to Nevada Power 4/25/01.


/s/ Peggy Milburn                               4/25/01
Peggy Milburn, President/Micro EDC, Inc.         Date


/s/ Mike Stapleton                               4/27/01
Mike Stapleton, President/Ugomedia Interactive Co. Date




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